DISTRIBUTION AGREEMENT

Agreement made as of the ___ of May ___, 2001, by and between AXP Partners Series, Inc. (the "Corporation"), a Minnesota corporation, for and on behalf of each class of its underlying series funds: AXP Partners Fundamental Value Fund, AXP Partners Small Cap Value and AXP Partners Value Fund (individually a "Fund" and collectively the "Funds"); and American Express Financial Advisors Inc. ("AEFA"), a Delaware corporation.

Part One:         DISTRIBUTION OF SECURITIES

(1) The Corporation covenants and agrees that, during the term of this agreement and any renewal or extension, AEFA shall have the exclusive right to act as principal underwriter for each Fund and to offer for sale and to distribute any and all shares of each class of capital stock issued or to be issued by the Funds.

      The exclusive right to act as principal underwriter will not apply to transactions by the Fund at net asset value as permitted by the currently effective prospectus and statement of additional information (the "prospectus") or to transactions by the Fund that do not involve sales to the general public, including transactions between the Fund and its shareholders only, transactions involving the reorganization of the Fund and transactions involving the merger, consolidation or acquisition of assets with another corporation or trust.

(2) AEFA hereby covenants and agrees to act as the principal underwriter of each class of capital shares issued and to be issued by the Funds during the period of this agreement and agrees to offer for sale such shares as long as such shares remain available for sale, unless AEFA is unable or unwilling to make such offer for sale or sales or solicitations therefor legally because of any federal, state, provincial or governmental law, rule or agency or for any financial reason. AEFA agrees to devote reasonable time and effort to effect sales of shares of the Fund but is not obligated to sell any specific number of shares.

(3) With respect to the offering for sale and sale of shares of each class to be issued by the Funds, it is mutually understood and agreed that such shares are to be sold on the following terms:

      (a) AEFA has the right, as principal, to buy from the Fund the shares needed to fill unconditional orders placed with AEFA by investors or selling dealers (as defined below). The price AEFA will pay to the Fund is the net asset value, determined as set forth in the currently effective prospectus.

      (b) The shares will be resold by AEFA to investors at the public offering price, determined as set forth in the currently effective prospectus, or to selling dealers having agreements with AEFA upon the terms and conditions set forth in section 3(f). Shares may be sold to certain groups or in certain transactions without a sales charge or at a reduced sales charge, as described in the currently effective prospectus.

      (c) AEFA also has the right, as agent for the Fund, to sell shares at the public offering price or at net asset value to certain persons and upon certain conditions as the Fund may from time to time determine.

      (d) The Fund or its transfer agent shall be promptly advised of all orders received.

      (e) The net asset value of the shares will be determined by the Fund or any agent of the Fund in accordance with the method set forth in the currently effective prospectus. In the event of a period of emergency, the computation of the net asset value for the purpose of determining the number of shares or fractional shares to be acquired may be deferred until the close of business on the first full business day following the termination of the period of emergency. A period of emergency shall have the definition given thereto in the Investment Company Act of 1940.

      (f) AEFA is authorized to enter into agreements with broker-dealers that are lawfully registered under federal law and any applicable state law or with other institutions lawfully able to distribute securities (selling dealers) providing for the selling dealers to obtain unconditional orders for purchases of the Fund's shares from investors, provided however, that AEFA may in its discretion refuse to accept orders for shares from any particular applicant and may provide similar discretion to selling dealers. AEFA will determine the portion of the sales charge that may be allocated to the selling dealers. Shares sold to selling dealers are for resale only at the public offering price determined as set forth in the currently effective prospectus.

(4) The Corporation agrees to make prompt and reasonable effort to do any and all things necessary, in the opinion of AEFA to have and to keep the Funds and their shares properly registered or qualified in all appropriate jurisdictions and, as to shares, in such amounts as AEFA may from time to time designate in order that the Funds' shares may be offered or sold in such jurisdictions.

(5) The Corporation agrees that it will furnish AEFA with information with respect to the affairs and accounts of the Funds, and in such form as AEFA may from time to time reasonably require and further agrees that AEFA, at all reasonable times, shall be permitted to inspect the books and records of the Funds.

(6) AEFA agrees to indemnify and hold harmless the Fund and each person who has been, is, or may hereafter be a director of the Fund against expenses reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of any misrepresentation or omission to state a material fact, or out of any alleged misrepresentation or omission to state a material fact, on the part of AEFA or any agent or employee of AEFA or any other person for whose acts AEFA is responsible or is alleged to be responsible, unless such misrepresentation or omission was made in reliance upon information furnished by the Fund. AEFA also agrees likewise to indemnify and hold harmless the Fund and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of AEFA's (or an affiliate of AEFA's) failure to exercise reasonable care and diligence with respect to its services rendered. The term "expenses" includes amounts paid in satisfaction of judgments or in settlements which are made with AEFA's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or a director may be entitled as a matter of law.

(7) AEFA agrees to cause to be delivered to each purchaser a prospectus or circular to be furnished by the Fund in the form required by the applicable federal laws or by the acts or statutes of any applicable state, province or country.

(8) In connection with the repurchase of shares, AEFA will act as agent of the Fund. Any outstanding shares may be tendered for redemption at any time and the Fund agrees to repurchase or redeem the shares in accordance with the terms and conditions of the currently effective prospectus. The Fund will pay the amount of the redemption price to shareholders on or before the seventh business day after receiving the notice of redemption in proper form. Any applicable contingent deferred sales charge will be paid to AEFA and the balance will be paid to or for the account of the shareholder.

(9) AEFA and the Fund agree to use their best efforts to conform with all applicable state and federal laws and regulations relating to any rights or obligations under the terms of this agreement.

Part Two:         ALLOCATION OF EXPENSES AND COMPENSATION

(1) Except as provided by the Plan and Agreement of Distribution any other agreement between the parties, AEFA covenants and agrees that during the period of this agreement it will pay or cause to be paid all expenses incurred by AEFA in the offering for sale or sale of each class of the Funds' shares.

(2) AEFA's compensation as principal underwriter shall be (a) that part of the sales charge retained by AEFA and (b) amounts payable as contingent deferred sales charges on certain redemptions of shares.

Part Three:       MISCELLANEOUS

(1) AEFA shall be deemed to be an independent contractor and, except as expressly provided or authorized in this agreement, shall have no authority to act for or represent the Corporation.

(2) AEFA shall be free to render to others services similar to those rendered under this agreement.

(3) Neither this agreement nor any transaction had pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Funds are or may be interested in AEFA as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of AEFA are or may be interested in the Funds as directors, officers, shareholders or otherwise; or that AEFA is or may be interested in the Funds as shareholder or otherwise, provided however, that neither AEFA nor any officer or director of AEFA or any officers or directors of the Funds shall sell to or buy from the Funds any property or security other than a security issued by the Funds, except in accordance with a rule, regulation or order of the Securities and Exchange Commission.

(4) For the purposes of this agreement, a "business day" shall have the same meaning as is given to the term in the By-laws of the Corporation.

(5) Any notice under this agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the parties to this agreement at each company's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

(6) AEFA agrees that no officer, director or employee of AEFA will deal for or on behalf of the Funds with himself or herself as principal or agent, or with any corporation or partnership in which he or she may have a financial interest, except that this shall not prohibit:

      (a) Officers, directors and employees of AEFA from having a financial interest in the Funds or in AEFA.

      (b) The purchase of securities for the Funds, or the sale of securities owned by the Funds, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of AEFA provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

      (c) Transactions with the Funds by a broker-dealer affiliate of AEFA if allowed by rule or order of the SEC and if made pursuant to procedures adopted by the Board of Directors.

(7)1 AEFA agrees that, except as otherwise provided in this agreement or in the Plan and Agreement of Distribution, or as may be permitted consistent with the use of a broker-dealer affiliate of AEFA under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this agreement make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Funds) or other assets by or for the Funds.

(8) This agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

(9)   This agreement is governed by the laws of the state of Minnesota.

Part Four:        TERMINATION

(1) This agreement shall continue from year to year unless and until terminated by AEFA or a Fund, except that such continuance shall be specifically approved at least annually by a vote of a majority of the Board of Directors who are not parties to this agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by a majority of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. As used in this paragraph, the term "interested person" shall have the meaning as set forth in the 1940 Act.

(2) This agreement may be terminated by AEFA or a Fund at any time by giving the other party sixty (60) days written notice of such intention to terminate.

(3) This agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

IN WITNESS WHEREOF, The parties hereto have executed the foregoing agreement on the date and year first above written.

AXP PARTNERS SERIES, INC.
    AXP Partners Fundamental Value Fund
    AXP Partners Small Cap Fund
    AXP Partners Value Fund



By _____________________________
       Leslie L. Ogg
       Vice President


AMERICAN EXPRESS FINANCIAL ADVISORS INC.



By ______________________________
       Pamela J. Moret
       Vice President